EXHIBIT 99.2
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Operator:
Ladies and gentlemen, thank you for standing by and welcome to the Dycom earnings conference. At this time all lines are in a listen-only mode. Later there will be an opportunity for questions and instructions will be given at that time. And as a reminder this conference is being recorded. I would now like to turn the conference over to CEO, Steven Nielsen. Please go ahead, sir.
Steven Nielsen:
Thank you, Cathy. Good morning, everyone. I’d like to thank you you for attending our third quarter fiscal 2007 Dycom earnings conference call. With me we have in attendance Tim Estes, our Chief Operating Officer, Richard Dunn, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?
Rick Vilsoet:
Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to the Company’s annual report on Form 10-K for the year ended July 29, 2006, and the Company’s quarterly report on Form 10-Q for the quarter ended January 27, 2007. The Company does not undertake to update forward-looking information. Steve?
Steven Nielsen:
Thanks, Rick. Yesterday, we issued a press release announcing our third quarter 2007 earnings. As you review this release, it is important to note that during our second quarter of 2007 one of our subsidiaries ceased operations and accordingly, we have reported those results as discontinued. In addition, during the third quarter of 2007, we sold a piece of real estate, which resulted in a gain on sale of $1.5 million, net of tax, or $0.04 per common share diluted. And finally our results for the third quarter of 2006 included a goodwill impairment charge of approximately $14.8 million, net of tax, or $0.37 per common share diluted. For clarity, our comments will be limited to results from continuing operations, excluding the gain on sale of real estate in the current quarter and the goodwill impairment charge in the year-ago quarter. A reconciliation of these adjustments to our GAAP earnings has been provided as a table to yesterday’s press release, which is available on our website under the heading corporate and sub-heading corporate news.
Now for the quarter ended April 28, 2007, total contract revenues were $291.6 million versus $251.1 million, an increase of 16%. Net income was $11.1 million versus $8.3 million, an increase of 33%. Fully-diluted earnings per share was $0.27 versus $0.21, an increase of over 28%. Backlog at the end of the third quarter was $1.48 billion versus $1.40 billion at the end of the second quarter, an increase of $80 million from last quarter. Of this backlog, approximately $857.4 million is expected to be completed in the next 12 months. Please note that with regards to a certain multi-year project relating to fiber deployments, we have included in backlog only those amounts relating to work estimated to be performed during the balance of calendar year 2007.
For the third quarter, our earnings were above the midpoint of our earnings per share expectations and up over 28% year over year due to solid operating performance. Additionally, organic revenue growth exceeded 11% after adjusting for hurricane restoration revenues in the year-ago quarter of $8.9 million and acquired revenues in this quarter and the year-ago quarter. Gross margin increased 126 basis points from the prior year. The year-over-year increase in gross margin was due in part to improved performance across a number of our businesses, strong VoIP installation activity, steady and increasing volumes from telephone companies, and increased construction spending from a number of cable operators. Each one of our top ten customers grew adjusted revenue organically, indicating a breadth to our business which we have not experienced since calendar year 2000. Cash flow from operations was solid in the quarter at $12.8 million, despite a normal seasonal build in working capital. Days sales outstanding was steady at 71 days. Capital expenditures, net of disposals, totaled $12.4 million, as we experienced continued organic growth and our normal replacement cycle. Head count at the end of the quarter was 10,661, reflecting a steady seasonal increase and organic growth.
During the quarter, we experienced the effects of a moderately growing overall economy, increased spending by a telephone company which had completed a merger in the prior quarter, expenditures by another telephone company which were up sequentially and year over year, and generally solid overall results from telephone companies and cable operators. Revenue from AT&T, including legacy BellSouth, was up $8.1 million sequentially and $7.7 million year over year, after adjusting for $8.6 million in hurricane restoration services in the year-ago period. As adjusted, revenues grew 14.6%. AT&T was our largest customer at $60.1 million, or 20.6% of total revenue. For Verizon, we performed work for its fiber to the premise initiative in the states of Massachusetts, New York, Maryland, Virginia, Florida, and Texas. Revenue from Verizon was $52.6 million during the quarter, up from $50.3 million in the year-ago quarter and up sequentially from $46.7 million in the second quarter of 2007. At 18% of revenue, Verizon was our second largest customer. Revenue from Comcast was $34.1 million. Comcast was Dycom’s third largest customers for quarter at 11.7% of revenue. Significantly, after adjusting for acquired revenue and eliminating hurricane restoration work in the prior year, revenue from Comcast grew 50% year over year. This is the third consecutive quarter of year-over-year adjusted organic growth with Comcast. Time Warner was our fourth largest customer with $22.4 million or 7.7% of total revenue, reflecting increased upgrade activity and steady installation volumes. And finally, with Embarq we experienced seasonally increased revenues at $20.1 million. Embarq was our fifth largest customer. All together our top five customers represented 64.9% of revenue, which reflects strong adjusted organic growth within all five top customers. During the quarter, we continued to book new work and renew existing work. For AT&T, three-year extensions for our master contracts in Athens, Georgia, Charleston, South Carolina, and Charlotte, Statesville, Greensboro, and Raleigh, North Carolina. These extensions are of particular note as they occurred after the merger of AT&T and BellSouth. Additionally, for CenturyTel we received new master contracts in Alabama and Tennessee. With Comcast, we were awarded upgrade projects in New Jersey, the Bay area of California and in east Tennessee, while for Time Warner, bandwidth enhancements in North Carolina. And finally, in our locate business, we received a new contract with AT&T in California and contract renewals with Baltimore Gas and Electric, and Atmos.
Throughout the quarter, Dycom continued to demonstrate strength. First and foremost, we maintained solid customer relationships throughout our markets. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly-evolving industry opportunities. We are convinced that the commitment by two RBOC’s to employ fiber deeper into their networks is irreversible, a commitment recently evidenced in one instance with increased capital budgets. Furthermore, activity levels nationwide for rural fiber deployments by dozens of different entities, including an increasing number of investor-owned rural local exchange carriers, continues to be robust. In fact, it is clear that a rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings is now firmly under way. Additionally, we are pleased with the growth in our installation services for cable operators as those customers deploy telephone services encouraged with recent wins of several cable bandwidth expansion and upgrade projects, and heartened by a meaningful and continued upturn in bidding activity for cable operators which we believe is indicative of increased future opportunities. And finally, we have maintained our solid financial strength generating strong cash flows from operations, which has allowed us to make significant capital investments to facilitate future growth, both internally, and externally, through acquisitions. As the economy continues to expand, and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best-positioned firms in our industry, able to exploit profitable growth opportunities.
After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the fourth quarter of fiscal 2007, we anticipate earnings per share of $0.29 to $0.34 on revenues of $295 million to $315 million. This outlook anticipates: Continued growth in the U.S. economy; seasonally normal weather; organic growth, which may exceed 10%; broad solid operating performance; a seasonal decline in other income as we anticipate a sequentially reduced number of assets will be sold; and noncash compensation expense of approximately $1.5 million on a pre-tax basis during the quarter. Now, I will turn the call over to Dick Dunn, our CFO. Dick:

Dick Dunn:
Thanks, Steve. Before I begin my review let me point out that for the purposes of this call we have eliminated the following two items from our GAAP results. First, during the third of fiscal year 2007, we realized an after-tax gain on the sale of real estate of approximately $1.5 million. The impact on fully-diluted EPS for the quarter and nine-month period was $0.04. Second, in Q3 of the prior year, we recorded a noncash pretax goodwill impairment charge of approximately $14.8 million, related to the Company’s Can-Am Communications subsidiary. On an after-tax basis the impact was also approximately $14.8 million as there was no tax benefit associated with the charge. The impact on EPS was $0.37 in Q3 of fiscal 2006 and $0.35 in the nine-month period of the prior fiscal year. Unless otherwise noted my discussion will eliminate the impacts of these items. Additionally, during the second quarter of the current fiscal year we discontinued the operations of one of our subsidiaries, Apex Digital. The after-tax results of the discontinued operations has been excluded from income from continuing operations and have been included as a separate line on the face of the income statement for all periods presented. With regard to the balance sheet, the current and noncurrent assets and liabilities of the discontinued operations has been presented separately. For the purposes of my financial review, all references, unless otherwise indicated, will relate to the results from continuing operations, excluding the impact of discontinued operations. A reconciliation of the adjustments to our GAAP results have been provided as a table to yesterday’s press release, which is available on our website under the heading corporate and sub-heading corporate news.
Now turning to the income statement, contract revenues for the current quarter were $291.6 million, up 16.2% from last year’s Q3 of $251.1 million. Excluding revenues of subsidiaries acquired during or subsequent to Q3 of fiscal year 2006, revenues for the current quarter would have been $269.5 million versus the prior year’s $251.1 million, which included $8.9 million of storm restoration work. Excluding the impact of acquisitions and storm restoration work, revenues grew organically by 11.3%. Contract revenue for the nine-month period ended April 28 increased 10.6%, to $820.5 million, versus fiscal year 2006’s nine-month revenue of $741.8 million. Excluding revenues of subsidiaries acquired during or subsequent to Q3 of fiscal year 2006, revenues for the current quarter would have been $674.2 million versus the prior year of $704.5 million, which included $62.7 million of storm restoration work.
For the quarter, the top five customers accounted for 64.9% of total revenues versus 64% for the prior-year’s third quarter. And for the nine months ended April 28, sales to the top five customers as a percent of total was 62.9% versus 64.2% for the prior year. The top five customers and their respective percentages for Q3 of fiscal year 2007 and 2006 are as follows, beginning with Q3 of fiscal year 2007: AT&T, which includes BellSouth, 20.6%; Verizon, 18%; Comcast, 11.7%; Time Warner, 7.7%; and Embarq, 6.9%. And for Q3 of fiscal 2006: AT&T at 24.3%; Verizon, 20%; Comcast, 8.4%; Embarq, 7%; and Charter Communications, 4.2%.
Income from continuing operations for the third quarter was $11.1 million versus $8.3 million in the third quarter of fiscal year 2006, representing an increase of 32.5%. Income from continuing operations for the nine months ended April 28, 2007 increased 15.4% to $26.2 million versus last year’s $22.7 million.
Fully-diluted earnings for the quarter was were $0.27 per share, a 28.6% increase from last year’s $0.21 per share results. Fully-diluted EPS for the nine-month period ended April 28, 2007 increased 22.6% to $0.65 per share versus last year’s $0.53 per share.
Operating margins for the third quarter were 6.5% versus last year’s 5.69%. This increase of 81 basis points was due to 126 basis points decrease in cost of earned revenues, and an eight basis points decrease in general and administrative costs, partially offset by a 53 basis points increase in depreciation and amortization for the quarter. Operating margins for the nine-month period increased 57 basis points, coming in at 6.04% versus last year’s 5.47%. This increase was due to a 133 basis points decrease in cost of earned revenues, partially offset by a 32 basis points increase in general and administrative costs and a 44 basis points increase in depreciation and amortization. General and administrative costs for the nine-month period of the current fiscal year included $1.5 million of incremental expenses associated with stock-based compensation. Absent these expenses, G&A increased by 17 basis points.
Depreciation and amortization expense for the third quarter increased by approximately $3.5 million from the prior year. This increase was due to the tangible and intangible assets acquired as part of the Cable Express acquisition and increased depreciation for our remaining operations associated with higher levels of operation.
The effective tax rate for the quarter and nine-month period were 39.3% versus 39.5% and 39.8% respectively for the prior-year period. Net interest expense for the quarter and and nine months was $3.4 million and $10.5 million, respectively, versus net interest expense of $3.3 million and $7 million for the three and nine-month periods of the prior year. This change in the nine-month period was primarily due to the borrowings associated with our Dutch auction tender during Q1 of fiscal 2006, partially offset by positive cash flow associated with our operations.
For the quarter our cash flow from operating activities was $12.8 million. The primary components of this cash flow were net income of $12.4 million, depreciation and amortization of $15.5 million, partially offset by increases in working capital of approximately $11.9 million. Investing and financing activities for the quarter used $11.3 million. These cash flows consisted of capital expenditures of $22.4 million, and acquisition payments of $5.5 million, offset by proceeds on the sale of equipment and other assets of $10 million, net borrowings of approximately $4 million, and proceeds on the exercise of stock options of $2.4 million. Outstanding debt, net of cash, at the end of the quarter was $166.9 million versus $163.4 million in the prior quarter. During the quarter, net receivables increased from $120.1 million to $133 million, resulting in a DSO of 41.5 days versus a DSO of 42.3 days at the end of the second quarter, a decrease of 0.8 days. Net unbilled revenue balances increased in the quarter from $80.3 million to $94.5 million, resulting in a DSO of 29.5 days, an increase of 1.2 days from Q1’s figure of 28.3 days. On a cumulative basis, the combined DSO for our trade receivables and unbilled revenues increased from 70.6 days to 71 days an increase of 0.4 days. At April 28, 2007 the accrual for our self insured casualty program was $58.8 million. Of the $58.8 million, $20.7 million represents incurred but not reported claims. During the current quarter, revenue from multi-year master service agreements represented 73.8% of contract revenue versus 67.3% for Q3 of the prior year. Revenues from long-term contracts and multi-year master service agreements represented 86.5% of contract revenue versus 83.2% for Q3 for the prior fiscal year. Steve?
Steven Nielsen:
Thanks, Dick. Now, Cathy, we will open the call for questions.
Operator:
Thank you. Our first question is from the line of Alex Rygiel with FBR. Please go ahead.
Alex Rygiel:
Thank you. Nice quarter, gentlemen.
Steven Nielsen:
Thanks, Alex.
Alex Rygiel:
Steve, would it be fair to say that you haven’t felt this confident about your business in six, seven, eight years?
Steven Nielsen:
Well, we have certainly had solid performance at other times in the six or seven years. I think what is encouraging currently is that we’re just seeing a breadth to the business that has been absent in a fairly extended period of time. So that we have lots of customers that are large, that their businesses are doing well, and that’s encouraging them to reinvest back in their networks, which is good for us.
Alex Rygiel:
If I do a back of the envelope on your guidance, it would suggest that your gross margin assumption imbedded in the fourth quarter may suggest that gross margins could exceed 20%. Is that correct?
Steven Nielsen:
Yes, I think that is correct, Alex.
Alex Rygiel:
And that’s the first time in about two years, right?
Steven Nielsen:
I think that’s also correct.
Alex Rygiel:
And have acquisitions driven the return of that margin or has it been more your core business and the improving breadth that has driven the improvement in margins?

Steven Nielsen:
I think it’s been both. We’re pleased with how our installation businesses that we’ve acquired are performing. They continue to see good activity. This was the first quarter where Prince’s contribution to organic revenue actually came through because we owned them in the entirety of this quarter and the year-ago quarter, and that business is doing well. So I think that’s true. I think, also, it’s encouraging to see opportunities for our cable construction businesses. We like to think that they’re the best in the business, and given the opportunity, they will perform well.
Alex Rygiel:
And if we adjust for Verizon, and adjust for the acquisitions, can you give us a sense as to what organic backlog growth looks like year over -year?
Steven Nielsen:
Well, as you know, we have somewhat of a different perspective on backlog, just because for us it’s meaningful but not all that meaningful. I think one way to look at that is to look at the next 12 months backlog, which was up sequentially. But at the same time, understand that none of the Verizon back — none of the Verizon revenue with respect to FTTP was backfilled and backlogged, so on a sequential basis, it certainly was up, given that number.
Alex Rygiel:
One last question. I don’t want you to give us long-term 12-month guidance, but six years ago, gross margins were 25%, 26%. Your guidance in the fourth quarter is suggesting 20%. Given the mix of business today as it compared to five or six years ago, is there anything fundamentally different today that would suggest that you can’t achieve gross margins of that historical level with this mix of business?
Steven Nielsen:
I think the way we always think about maybe not only gross margin but pre-tax margin and returns on capital is that in every long cycle in this business we try to find a way to make the next peak better than the last one. The issue is for us, we have diversified into the installation business, in particular, which is much less capital intensive than our mix of business was six or seven years ago. So I think if we think out long term enough and think about adjusted margins and returns on capital, we think that our diversification was good for the business and will be financially rewarding.
Alex Rygiel:
Great. Thank you very much.
Operator:
We will go next to Simon Leopold with Morgan Keegan. Go ahead, please.
Simon Leopold:
Thanks. Let me start out with a couple of the sort of traditional housekeeping items and then I’ll go to something philosophical. On the housekeeping, see if you can round out the top ten list with the six through ten? And also give us the color on the segment breakdown and highlight the in-home installation business numbers if you could?
Dick Dunn:
Okay, Simon, let me give you the revenues first. At number six would have been Charter or was Charter at 4.1%, Windstream at 2.9%, Qwest at 2.8%, Questar Gas at 1.9%, and TDS at 1.8%. Related to the revenues by grouping: Telecom was 49.3%; cable TV 27%; utility locating, 18%; and the remainder about 5% for other.
Simon Leopold:
Okay. Great. Now, moving on towards the trending, your guidance for the fourth quarter is good and I think we’re all trying to figure out, okay, where do we go from here. It seems as if with the post-AT&T spending, it’s improved, but our impression is there’s still a lot more room as AT&T maybe starts more construction work within the BellSouth states. And also some suggestions that Verizon’s mix of what they’re doing, aerial versus buried, is likely to shift in your favor. If you could give us a little bit more sense of how you view those trends quantitatively and also timing? Thank you.
Steven Nielsen:
With respect to AT&T and we don’t have any particular insight to share with you other than what, for example, we’ve read here locally. As you may know, Florida just passed and the governor signed Monday a state-wide video franchising bill that was strongly supported by both AT&T and Verizon. I can only tell you that in the local paper here, the AT&T spokesman said a couple weeks ago, once the governor signs, it you will see a lot from us. So, I don’t know what a lot means, but it certainly indicates that the former BellSouth territories must be part of AT&T’s video plans, because they certainly were encouraging the statewide franchise. In terms of the mix of the work on aerial and buried with Verizon, I think what we’ve always said, Simon, is it’s really not for us to indicate the mix shifts that Verizon chooses to do or not do in their network. That’s not been a good thing for us to do. But we are also encouraged in Verizon’s case that they continue to secure video franchises. If you check the tape and Verizon; and I don’t know how many announcements of new video franchises they had out just in the last week or ten days, generally those video franchises contain some type of build-out requirement, which is generally encouraging of more buried construction as a function of doing that work.
Simon Leopold:
And looking at your business with the cable TV guys, what was the installation business this quarter and how do you see that opportunity trending through the year?
Steven Nielsen:
I think we generally saw trends that were good for both construction and installation, so that when we talk about the growth rates in those customers, it was pretty much across the board. I think the prospects for installation are encouraging, as both Comcast and Time Warner and Charter continue to forecast increasing revenue-generating unit growth and that requires the deployment of in-home equipment, which is a big driver to that business.
Simon Leopold:
Can you give us more specifics on how much revenue was installation versus construction in this quarter?
Steven Nielsen:
They’re mixed, Simon, we haven’t in the past, and probably don’t intend to do it in the future, other than to say a significant majority of the cable continues to be installation, but on the margin, the growth rates and the construction and upgrade side have been somewhat greater, although they’re both pretty good. When Comcast grows 50% year over year, just about everything you do for them has got to be going well.
Simon Leopold:
Great. Thank you very much.
Operator:
Your next question is from John Rogers with D.A. Davidson. Please go ahead.
John Rogers:
Hi, good morning.
Steven Nielsen:
Good morning, John.
John Rogers:
A couple of things. First of all, I think I got this number down wrong, what did you say total backlog was?

Steven Nielsen:
$1.48 billion, so one billion four hundred and eighty million, so up about $80 million sequentially
John Rogers:
And then secondly, just going back to Alex’s question on gross margins for a second, in terms of the way your customer are, especially the difference between the traditional telephone and the cable companies, are you able to push through either price increases at this point or a way of pushing up higher margins in terms of the new work that you’re signing up now?
Steven Nielsen:
I think John, the way we’ve always thought about that is, as you begin to grow organically and everybody else does, to some degree in the industry, that creates some scarcity. And so customers understand that when you have scarcity that our pricing needs to go up to reflect the need to attract more resources to get their work done. Now, the trick for us is to make sure that those expanding prices flow through as margin expansion as we grow the business, because we want to get bigger and better, not just bigger. So I think that’s a dynamic that we have been through many, many times. I think the other opportunity is that we’re not equally good everywhere for everybody, and as growth returns we become more careful in our choices. And we have always said that we would much rather grow a little bit slower than the overall market on the top line, but have expanding margins on the bottom line.
John Rogers:
Got it. So, Steve, from that is it, the margin improvements that you’re seeing now and it sounds like expect to see at least in the short term and hopefully beyond that, is it pricing or is it just better utilization of equipment?
Steven Nielsen:
We’re seeing both. We’re getting better pricing because we need to attract more resources. We think we’re a valued supplier to our customers. They understand that certain things like fuel and other things have gone up and that needs to be appropriately reflected. And for us, it’s not been about being the cheapest vendor, it’s been we always try to be the most valued, and when you’re the most valued, that gives you some ability to grow price. On the other hand, there are certainly unit increases where, particularly in our installation business, where there’re pretty significant warehousing and dispatching cost, the more business you pull through that administrative overhead, the better your returns are going to be.
John Rogers:
Okay. And in Dick’s comments on the top customers, you did not mention DIRECTV and I was just wondering, that market for install satellite type business, what are you seeing there?
Steven Nielsen:
Well, if you remember, John, we had been in that business for a long period of time and then last quarter, we had decided that it just didn’t make sense for us and so that is our reference to our discontinued operations that was the primary customer of the subsidiary that we discontinued. So it’s a business that we’ve been in and just wasn’t one that we chose to continue with given other opportunities.
John Rogers:
Right. Oh, and last question, in terms of your capital structure going into this upturn, anything that we should be thinking about in terms of bonding requirements or cash requirements?
Steven Nielsen:
We are blessed to be in an industry that has minimal bonding requirements, because we’ve got relationships literally that they go back decades. One of our subsidiaries just last month had their 40th anniversary, and so it’s just a different — in the same geography with essentially the same customer for the entire period of time. So we don’t have any real needs. Our needs are going to be to fund the working capital and the tools and equipment that we need to continue to grow the business. But that is about it, nothing new otherwise.

John Rogers:
Great. Thank you.
Operator:
Thank you. And next we have Kevin Sarsany with Next Generation Research. Please go ahead.
Kevin Sarsany:
I was wondering on the hiring front, are you finding hiring relatively good to support your activity? And also, a follow up on that, is on the wage front.
Steven Nielsen:
Okay. Kevin, in terms of hiring, what we’ve always said and we’ve been through the cycle before and what we’ve always said is that we like a little tightness in the labor supply, since that’s what we sell, it being scarce is a good thing. So, yes, there is a little bit of tightness, but that is good for our business. In terms of our ability to secure the help we need, when we had businesses that have been in industries and specific geographic locations for decades, we create our own work force and it comes looking for a job every day. So I think in this particular case that we’re comfortable with our ability to manage through it. While labor is somewhat tight, it is not as tight as it was in 1999 and 2000 and we did just fine through that cycle. In terms of wages, we’re not seeing wage or other compensation pressures that exceed our ability to have those recovered through the revenue of the business.
Kevin Sarsany:
And on the AT&T front, as they roll this out, and start adding customers, is there opportunity for you on the node to the house, the copper portion?
Steven Nielsen:
Yes, I mean we certainly work in that network every day. There are some opportunities there and we will evaluate them as they develop.
Kevin Sarsany:
Okay. Thank you.
Operator:
Thank you.
Steven Nielsen:
Okay. Cathy, there being no questions, we appreciate everybody’s time and attention and we will speak to you again at the last week of August for our fourth quarter earnings call. Thank you.
Operator:
Thank you. And ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.